Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2012 (except for Note 16, as to which the date is April 10, 2012, and Notes 2, 3, 13 and 17 as to which the date is May 31, 2012) in Amendment No. 2 to the Registration Statement (Form S-4) and related Prospectus of Armored AutoGroup Inc. for the registration of $275,000,000, 9.25% Senior Notes due 2018.

/s/ Ernst & Young LLP

San Francisco, California

June 22, 2012